Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. and Subsidiaries (the “Company”) on Form S-8 (File Nos. 333-87153, 333-89308, 333-123712, 333-172127, and 333-197028) and on Form S-3 (File No. 333-220312) of our reports dated September 27, 2017, on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2017 and 2016 and for each of the years in the three-year period ended July 31, 2017, and the effectiveness of the Company’s internal control over financial reporting as of July 31, 2017, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York

September 27, 2017